Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our Firm under the caption "Experts" in the Registration Statement (Form S-3 No. ______) and related Prospectus of Highwoods Properties, Inc. for the registration of 1,176,559 shares of its common stock and to the incorporation by reference therein of (i) our reports dated January 23, 1997 with respect to Anderson Properties and January 24, 1997 with respect to Century Center included in the Company's Current Report on Form 8-K dated January 9, 1997 (as amended on Form 8-K/A dated February 7, 1997 and March 10, 1997) and (ii) our report dated February 14, 1997 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 both filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP


Raleigh, North Carolina
March 28, 1997


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